Exhibit 10.4

OMNIBUS AMENDMENT TO NOTE DOCUMENTS

THIS OMNIBUS AMENDMENT TO NOTE AGREEMENTS (this “Amendment”), dated as of July 23, 2024, is made by and among BranchOut Food Inc., a Nevada corporation (the “Company”), and the holders of the Company’s Senior Secured Promissory Notes (the “Lenders”) party to this Amendment and Eaglevision Ventures, Inc., a Delaware corporation, as Lender Representative (the “Lender Representative”).

RECITALS

WHEREAS, the Company and the Lenders are parties to that certain Subscription Agreement, dated as of January 10, 2024, as amended by a First Amendment thereto dated as of April 16, 2024 (as amended, the “Subscription Agreement”), pursuant to which the Lenders purchased (i) Senior Secured Notes of the Company in the aggregate principal amount of $1,675,000 (the “Notes”), and (ii) warrants to purchase an aggregate of 518,750 shares of the Company’s common stock, at a price of $2.00 per share (the “Warrants”).

WHEREAS, the obligations of the Company to the Lenders under the Notes are secured pursuant to a Security Agreement between the Company and the Lenders, dated as of January 10, 2024 (the “Security Agreement” and together with the Subscription Agreement, the Notes and the Warrants and all documents, instruments and agreements in connection therewith, the “Note Documents”).

WHEREAS, the Company and the Lenders desire amend certain provisions of the Note Documents, in the manner, and on the terms and conditions, provided for herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments.

(a) Warrant Exercise Price. The Exercise Price of the Warrants is hereby reduced from $2.00 to $1.00.

(b) Extension of Maturity Date. The definition of the “Maturity Date” as set forth in the Notes and the Subscription Agreement is hereby amended by replacing “December 31, 2024” with “the later of (x) December 31, 2025, and (y) any later stated maturity date of the Senior Secured Convertible Promissory Note anticipated to be dated on or about July 19, 2024 as amended, supplemented, restated or otherwise modified from time to time, the “New Money Note” issued by Company to Daniel L Kaufman or his designee”.

(c) No Additional Notes. It is agreed that no additional Notes will be issued under the Subscription Agreement and that the Notes may be paid only as permitted under the Intercreditor Agreement to be executed in connection herewith.

(d) Elimination of Amortization Payments. Section 1.1(b) of the Subscription Agreement is hereby deleted.

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(e) Qualified Subsequent Financing. The definition of “Qualified Subsequent Financing” as set forth in the Subscription Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Qualified Subsequent Financing: This term means the next sale (or series of related sales) after July 19, 2024 by the Company, of any security that occurs prior to the Maturity Date in which the Company receives aggregate gross proceeds of Five Million Dollars ($5,000,000.00) or more from any parties that do not currently own, directly or indirectly, independently or through any affiliated entities, any Capital Stock (excluding the financing under the New Money Note, the New Money Subscription Agreement (defined below) and the $525,000 offering of common stock and warrants closing on or after July 15, 2024 and prior to or substantially contemporaneously with the New Money Note, and any refinancing of indebtedness).”

(f) Seniority. Section 7 of the Subscription Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Notwithstanding any provision in this Subscription Agreement to the contrary, the Indebtedness evidenced by the Senior Secured Notes issued to Purchasers, and each Purchaser’s rights and remedies hereunder and under the Other Investor Agreements, shall be senior in all respects to the liens, terms, covenants and conditions of all debt of the Company existing on January 10, 2024, except for the Permitted Senior Obligations, and, to the extent of any conflict or inconsistency between the other terms of this Subscription Agreement and this Section 7, the provisions of this Section 7 shall control. Each Purchaser acknowledges and agrees that the Indebtedness evidenced by the Senior Secured Note issued to such Purchaser, and such Purchaser’s rights and remedies hereunder and under the Other Investor Agreements, shall be junior with respect to any Collateral (as defined in the Security Agreement) that is subject to the Permitted Senior Obligations (including the Permitted Senior Liens) for so long as such Permitted Senior Obligations remain outstanding. Notwithstanding the foregoing, the Purchasers acknowledge and agree that the indebtedness evidenced by the Senior Secured Notes issued to Purchasers and the Liens securing such indebtedness, shall be (a) pari passu with (i) the indebtedness evidenced by that certain 12% Senior Secured Convertible Promissory Note in the original principal amount of up to $3,400,000, made by the Company in favor of Kaufman Kapital LLC (the “New Money Lender”), pursuant to that certain Subscription Agreement dated as of July 15, 2024, (as amended, supplemented, restated or otherwise modified from time to time, the “New Money Subscription Agreement”), and (ii) the Liens securing such indebtedness, and (b) junior to all other future additional indebtedness issued at the request of the Company under the New Money Subscription Agreement or otherwise in favor of the New Money Lender and its designee(s), successors and assigns, and the Liens securing such indebtedness.”

(g) Sections 10.1 and 10.2 of the Subscription Agreement are hereby amended by adding the following to the end of each such section, prior to the period “, to the extent that a failure to pay or perform would reasonably be expected to result in a Material Adverse Effect;”

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(h) Section 11.1 of the Subscription Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“The Company shall not create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness contractually senior in right of payment to the Senior Secured Notes, except as created under or as permitted by the New Money Subscription Agreement and the notes issued thereunder, and indebtedness secured by Permitted Senior Liens, and all outstanding current and any future obligations of the Company to its officers and/or directors and any additional debt instruments issued by the Company (other than pursuant to or permitted by the New Money Subscription Agreement) shall be subordinated to the Senior Secured Notes in all material respects, in each case, except for the Permitted Senior Liens (solely to the extent such Permitted Senior Liens remain outstanding) or as otherwise permitted under the New Money Subscription Agreement and the notes issued thereunder.”

2. Section 11.2 of the Subscription Agreement is hereby amended by adding the following at the end of the sentence before the period: “and except as permitted under the New Money Subscription Agreement and the notes issued thereunder.

3. Section 11.3 of the Subscription Agreement is hereby amended by deleting clause (d) thereof and replacing it with the following “(d) dispositions permitted under the New Money Subscription Agreement and the notes issued thereunder.”

4. Section 12.9 of the Subscription Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“12.9 WAIVERS, MODIFICATIONS. Any provision of this Agreement and the Notes issued hereunder, and the Security Agreement executed in connection herewith and therewith, may be amended, waived, modified, discharged or terminated with the written consent of the Company and Lenders holding a majority of the aggregate outstanding principal amount of the Notes or the Lender Representative acting for the applicable Lenders. Any such change, modification, waiver or discharge shall not disproportionately and materially adversely affect any Investor or holder of the notes without the consent of the Person affected thereby.”

5. The Subscription Agreement, the Security Agreement and each Note is hereby amended by adding the following provision thereto:

a.	Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes Eaglevision Ventures, Inc., a Delaware corporation, acting as authorized representative (the “Lender Representative”) to take such action on its behalf under the provisions of this Agreement, each other Note Document and the Intercreditor Agreement, and to exercise such powers of each Lender hereunder and thereunder. The Lender Representative shall not have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Lender Representative. Whether or not explicitly set forth therein, the rights, powers, protections, immunities and indemnities granted to the Lender Representative herein shall apply to any document entered into by the Lender Representative in connection with its role as Lender Representative under the Note Documents and the Intercreditor Agreement. Except to the extent expressly provided otherwise herein, the Lenders holding the majority of the outstanding principal amount of Notes (the “Required Holders”) shall have the right to direct the Lender Representative in all matters concerning the Note Documents and the Intercreditor Agreement.

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b.	Delegation of Duties. The Lender Representative may execute any and all of its duties and exercise its rights and powers under this Agreement, any other Note Document or the Intercreditor Agreement by or through agents, sub-agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.

c.	Authorizations. Each Lender agrees that any action taken by the Lender Representative and the Required Holders in accordance with the provisions of this Agreement the Note Documents and the Intercreditor Agreement, and the exercise by the Lender Representative and Required Holders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon, all Lenders. The Lender Representative is hereby authorized (but not obligated) on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any property, Collateral or Note Documents and the Intercreditor Agreement which may be necessary to create, perfect and maintain perfected Liens upon the Collateral and the properties granted pursuant to the Note Documents. Each Lender hereby irrevocably authorizes the Lender Representative to release any Lien granted to or held by the Lender Representative upon any Collateral in accordance with the Intercreditor Agreement. Upon request by the Lender Representative at any time, the Required Holders will confirm in writing the Lender Representative’s authority, and will direct the Lender Representative to release particular types or items of the Collateral pursuant to this Section and the Lender Representative shall be entitled to conclusively rely, and shall be fully protected in so relying, upon the authorization of the Required Holders.

d.	Power of Attorney. In furtherance of the authorizations set forth in this Section, each Lender hereby irrevocably appoints the Lender Representative as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into the Note Documents and amendments thereto and the Intercreditor Agreement, (ii) to act in the capacities and with the powers and authorities set forth therein and in any respect with respect to such agreements, (iii) to take any and all action with respect to the Collateral, the Note Documents, and the Intercreditor Agreement, (iv) to take any and all action and execute all documents, instruments and agreements in connection with the Intercreditor Agreement and the Note Documents on behalf of each Lender, and (v) to execute instruments of release on behalf of each Lender or to take other action necessary to release Liens or to release any guarantor. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Lender Representative. The powers and authorities herein conferred on the Lender Representative may be exercised by the Lender Representative on more than one occasion and through any authorized Person or agent. The power of attorney conferred by this Section to the Lender Representative is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the obligations under the Note Documents, or any part thereof, shall remain unpaid.

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e.	Liability of Lender Representative. The Lender Representative shall not be liable for any action taken or omitted to be taken under or in connection with this Agreement or any other Note Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as finally determined by a court of competent jurisdiction). The Lender Representative shall not be liable for any action taken or not taken by it with the consent or at the request or direction of the Required Holders. The Lender Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Lender Representative to liability that is contrary to any Note Document or applicable law.

f.	Reliance by Lender Representative. The Lender Representative shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile or email, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons.

6. Application to Note Documents; Ratification. The amendments set forth in this Amendment shall apply to the Subscription Agreement and all outstanding Notes and Warrants, and such Notes and Warrants are hereby amended accordingly. Except as expressly modified by this Amendment, the Note Documents are hereby ratified and affirmed and remain in full force and effect. This Agreement constitutes a “Transaction Document” as defined in the Subscription Agreement.

7. Effectiveness. This Amendment with respect to the Company and any Lender will be effective when signed and delivered by the Company and such Lender.

8. Governing Law. The laws of the State of Nevada shall govern all matters arising out of, in connection with or relating to this Amendment, including, without limitation, its validity, interpretation, construction, performance and enforcement.

9. Counterparts. This Amendment may be signed in any number of counterparts, including by email PDF, DocuSign, or other electronic transmission, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first written above.

COMPANY:

BRANCHOUT FOOD INC.

By:	/s/ Eric Healy
Name:	Eric Healy
Title:	Chief Executive Officer

LENDER REPRESENTATIVE:

EAGLEVISION VENTURES, INC.

By:	/s/ John M. Dalfonsi
Name:	John M. Dalfonsi
Title:	Principal

[Signatures of Lenders on Following Pages]

(Signature Page to Omnibus Amendment)

LENDERS:

(Signature Page to Omnibus Amendment)